EXHIBIT 10

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT dated as of December 30, 2005 (the “Agreement”), is executed by and among SMITHWAY MOTOR XPRESS, INC., an Iowa corporation (“Smithway”), which has its chief executive office located at 2031 Quail Avenue, Fort Dodge, Iowa 50501, EAST WEST MOTOR EXPRESS, INC., a South Dakota corporation (“East West”; Smithway and East West each being referred to herein as a “Borrower”, and collectively referred to herein as the “Borrowers”), which has its chief executive office located at 1170 JB Drive, Black Hawk, South Dakota 57718, and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”), whose address is 135 South La Salle Street, Chicago, Illinois 60603.

R E C I T A L S:

A. The Borrowers and the Bank previously entered into that certain Amended and Restated Loan and Security Agreement dated as of December 28, 2001, as modified and amended from time to time (collectively, the “Original Loan Agreement”), pursuant to which Original Loan Agreement, the Bank has made (i) a revolving loan to the Borrowers evidenced by that certain Second Amended and Restated Revolving Note dated as of December 28, 2001 in the maximum original principal amount of Thirty Two Million Five Hundred Thousand and 00/100 Dollars ($32,500,000.00), jointly and severally executed by the Borrowers and made payable to the order of the Bank (the “Existing Revolving Note”), (ii) a term loan to the Borrowers evidenced by that certain Term Note dated as of December 28, 2001 in the maximum original principal amount of Eighteen Million Five Hundred Thousand and 00/100 Dollars ($18,500,000.00), jointly and severally executed by the Borrowers and made payable to the order of the Bank, and (iii) a capital expenditure loan to the Borrowers evidenced by that certain Capital Expenditure Note dated as of December 28, 2001 in the maximum original principal amount of Four Million and 00/100 Dollars ($4,000,00.00), executed by the Borrowers and made payable to the order of the Bank.

B. Pursuant to the Borrowers’ request, the Borrowers and the Bank now desire to amend and restate the Original Loan Agreement, by entering into this Agreement to set forth the terms and conditions governing the Loans (as hereinafter defined).

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, the Borrowers agree to borrow from the Bank, and the Bank agrees to lend to the Borrowers, subject to and upon the following terms and conditions:

A G R E E M E N T S:

Section 1. DEFINITIONS.

1.1. Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Acquired Debt shall mean Debt of a Person existing at the time such Person became a Subsidiary or assumed by any Borrower pursuant to an Acquisition permitted hereunder (and not created or incurred in connection with or in anticipation of such Acquisition).

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50.00%) of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to the Bank, any entity administered or managed by the Bank, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

“Applicable Margin” shall mean, as the case may be, (a) the rate per annum subtracted from the Prime Rate or added to LIBOR to determine the Revolving Interest Rate, (b) the per annum Letter of Credit Fee as provided in Section 5.3 hereof, and (c) the per annum Non-Utilization Fee as set forth in Section 8.22 hereof, all as determined by the ratio of Total Indebtedness as of the last day of each fiscal quarter of the Borrowers to EBITDAR of the Borrowers for the four prior fiscal quarters ending on the last day of such fiscal quarter, effective as of any Interest Rate Change Date, as set forth below:

Total Debt to		LIBOR
EBITDAR Ratio	Prime Rate Margin	Margin	Letter of Credit Fee	Non-Utilization Fee
Less than 2.00 to 1.00	0.75%	1.50%	1.25%	0.20%

Greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00	0.50%	1.75%	1.25%	0.25%

Greater than or equal to 2.50 to 1.00	0.25%	2.00%	1.50%	0.35%

The Applicable Margin as of the date hereof until the first Interest Rate Change Date is (i) 0.50% for Prime Loans, (ii) 1.75% for LIBOR Loans, (iii) 1.25% for the Letter of Credit Fee, and (iv) 0.25% for the Non-Utilization Fee.

“Asset Disposition” shall mean the sale, lease, assignment or other transfer for value (each a “Disposition”) by the Borrower or any Subsidiary to any Person (other than the Borrower or any Subsidiary) of any asset or right of the Borrower or any Subsidiary (including, the loss, destruction or damage of any thereof or any condemnation, confiscation, requisition, seizure or taking thereof).

“Bank Product Agreements” shall mean those certain agreements entered into from time to time by any Borrower or any Affiliate of any Borrower with the Bank or any Affiliate of the Bank concerning Bank Products.

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Borrower or any Affiliate of any Borrower to the Bank or any Affiliate of the Bank pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Products” shall mean any service or facility extended to any Borrower or any Affiliate of any Borrower by the Bank or any Affiliate of the Bank, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

“Borrowing Base Amount” shall mean the aggregate of the Smithway Borrowing Base Amount and the East West Borrowing Base Amount.

“Borrowing Base Certificate” shall mean a certificate to be signed by each of the Borrowers certifying to the accuracy of the Borrowing Base Amount in form and substance satisfactory to the Bank.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

“Capital Expenditures” shall mean all expenditures (including Capitalized Lease Obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrowers, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the financial statements of such Person prepared in accordance with GAAP.

“Capital Securities” shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

“Cash Equivalent Investment” shall mean, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by the Bank or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by the Bank or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with the Bank, or other commercial banking institution of the nature referred to in clause (c), which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the Bank, or other commercial banking institution, thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Bank.

“Change in Control” shall mean the occurrence of any of the following events: (a) Smithway Corp. shall cease to own and control one hundred percent (100%) of the outstanding Capital Securities of each of the Borrowers and SMSD; (b) Marlys L. Smith shall cease to own and control, directly or indirectly, at least twenty percent (20.00%) of the outstanding Capital Securities of Smithway Corp.; or (c) a majority of the Board of Directors of Smithway Corp. shall cease to be Continuing Directors (as hereinafter defined). As used herein, a “Continuing Director” means a member of the Board of Directors of Smithway Corp., who either: (i) was a Director as of the date hereof and has been a Director continuously thereafter, or (ii) became a Director after the date hereof and whose election or nomination for election was approved by vote of the majority of the Continuing Directors then members of the Board of Directors of Smithway Corp. For the purpose hereof, the terms “control” or “controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of such corporation by contract or voting of securities or ownership interests.

“Collateral” shall have the meaning set forth in Section 6.1 hereof.

“Collateral Access Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Bank pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by the Borrower or any Subsidiary, acknowledges the Liens of the Bank and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Bank reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

“Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of the Borrowers and all such obligations and liabilities of the Borrowers incurred pursuant to any agreement, undertaking or arrangement by which any Borrower: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Debt” shall mean, as to any Person, without duplication, all indebtedness of such Person for (a) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (b) all obligations to pay the deferred purchase price of property or services; (c) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (d) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination); (e) the aggregate amount of all Capitalized Lease Obligations of such Person; (f) the aggregate amount of all Operating Lease Obligations of such Person; (g) all Contingent Liabilities of such Person, whether or not reflected on its balance sheet; (h) all Hedging Obligations of such Person; (i) all Debt of any partnership of which such Person is a general partner; and (j) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). Notwithstanding the foregoing, Debt shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

“Default Rate” shall mean a per annum rate of interest equal to the Prime Rate plus two percent (2.00%).

“Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Borrowers’ financial statements and determined in accordance with GAAP.

“East West Borrowing Base Amount” shall mean an amount equal to eighty five percent (85.00%) of the net amount (after deduction of such reserves and allowances as the Bank deems proper and necessary) of all Eligible Accounts of East West.

“East West Letter of Credit Obligations” shall mean, at any time, an amount equal to the aggregate of the original face amounts of all Letters of Credit issued at the application of East West minus the sum of (i) the amount of any reductions in the original face amount of any Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit for which East West or any Obligor has reimbursed the Bank, (iii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit which have been converted to a Revolving Loan as set forth in Section 2.4, and (iv) the portion of any issued but expired Letter of Credit which has not been drawn by the beneficiary thereunder. For purposes of determining the outstanding East West Letter of Credit Obligations at any time, the Bank’s acceptance of a draft drawn on the Bank pursuant to a Letter of Credit shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.

“East West Revolving Loan Availability” shall mean, at any time, an amount equal to the lesser of (a) the Revolving Loan Commitment minus the Revolving Loans outstanding to Smithway, minus the Smithway Letter of Credit Obligations, minus the East West Letter of Credit Obligations, or (b) the East West Borrowing Base Amount minus the East West Letter of Credit Obligations.

“EBITDAR” shall mean, for any period, (a) the sum for such period of, but without duplication: (i) Net Income, plus (ii) Interest Charges, plus (iii) federal and state income taxes, plus (iv) Depreciation, plus (v) Rent Expense, plus (vi) non-cash management compensation expense, plus or minus (vii) all other non-cash charges or gains which have been subtracted or added in calculating Net Income for such period.

“Eligible Account” and “Eligible Accounts” shall mean each Account and all such Accounts (exclusive of sales, excise or other similar taxes) owing to any Borrower which meets each of the following requirements:

(a) it is genuine in all respects and has arisen in the ordinary course of such Borrower’s business from the performance of services by such Borrower, which services have been fully performed, acknowledged and accepted by the Account Debtor;

(b) it is subject to a perfected, first priority Lien in favor of the Bank and is not subject to any other assignment, claim or Lien;

(c) it is the valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to the fulfillment of any condition whatsoever or any counterclaim, credit (except as provided in subsection (h) of this definition), trade or volume discount, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part and the Account Debtor has not refused to accept and/or has not returned or offered to return any of the Goods or services which are the subject of such Account;

(d) the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States, unless the sale of goods or services giving rise to such Account is on letter of credit, banker’s acceptance or other credit support terms reasonably satisfactory to the Bank;

(e) it is not an Account arising from a “sale on approval”, “sale or return”, “consignment”, “guaranteed sale” or “bill and hold”, or are subject to any other repurchase or return agreement;

(f) it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by such Borrower (or by any agent or custodian of such Borrower) for the account of, or subject to, further and/or future direction from the Account Debtor with respect thereto;

(g) it has not arisen out of contracts with the United States or any department, agency or instrumentality thereof, unless such Borrower has assigned its right to payment of such Account to the Bank pursuant to the Assignment of Claims Act of 1940, and evidence (satisfactory to the Bank) of such assignment has been delivered to the Bank, or any state, county, city or other governmental body, or any department, agency or instrumentality thereof;

(h) if such Borrower maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor, including such Account, does not exceed such credit limit;

(i) if the Account is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Bank or, in the case of electronic chattel paper, shall be in the control of the Bank, in each case in a manner satisfactory to the Bank;

(j) such Account is evidenced by an invoice delivered to the related Account Debtor and is not more than (i) sixty (60) days past the due date thereof, or (ii) ninety (90) days past the original invoice date thereof, in each case according to the original terms of sale;

(k) it is not an Account with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or such Borrower is exempt from filing such report and has provided the Bank with satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by such Borrower for a nominal fee;

(l) the Account Debtor with respect thereto is not a Borrower or any Affiliate of any Borrower;

(m) such Account does not arise out of a contract or order which, by its terms, forbids or makes void or unenforceable the assignment thereof by such Borrower to the Bank and is not unassignable to the Bank for any other reason;

(n) there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto, nor has the Account Debtor suspended business, made a general assignment for the benefit of creditors or failed to pay its debts generally as they come due, and/or no condition or event has occurred having a Material Adverse Effect on the Account Debtor which would require the Accounts of such Account Debtor to be deemed uncollectible in accordance with GAAP;

(o) it is not owed by an Account Debtor with respect to which twenty five percent (25.00%) or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor is classified as ineligible under clause (j) of this definition;

(p) if the aggregate amount of all Accounts owed by the Account Debtor thereon exceeds twenty five percent (25.00%) of the aggregate amount of all Accounts at such time, then all Accounts owed by such Account Debtor in excess of such amount shall be deemed ineligible; and

(q) it does not violate the negative covenants and does satisfy the affirmative covenants of the Borrowers contained in this Agreement, and it is otherwise not unacceptable to the Bank for any other reason.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if the Bank at any time hereafter determine in its discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to such Borrower.

“Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including those pension, profit-sharing and retirement plans of the Borrowers described from time to time in the financial statements of the Borrowers and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrowers or to which any Borrower is a party or may have any liability or by which any Borrower is bound.

“Environmental Laws” shall mean all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events or conditions which are set forth in Section 11 hereof.

“GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“Guarantor” and “Guarantors” shall mean, respectively, each of and collectively: Smithway Corp. and SMSD.

“Guaranty” shall have the meaning set forth in Section 3.1 hereof.

“Hazardous Substances” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Hedging Agreement” shall mean any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” shall mean, with respect to any Person, any liability of such Person under any Hedging Agreement.

“Indemnified Party” and “Indemnified Parties” shall mean, respectively, each of the Bank and any parent corporation, Affiliate or Subsidiary of the Bank, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefor and all licensees thereof, trade names, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Charges” shall mean, for any period, the sum of: (a) all interest, charges and related expenses payable on a consolidated basis with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of Capitalized Lease Obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to any interest rate Hedging Agreements.

“Interest Period” shall mean successive one, two or three month periods, beginning and ending as provided in this Agreement.

“Interest Rate Change Date” shall mean the date two (2) Business Days after the delivery to the Bank of the quarterly or year-end financial statements of the Borrowers, which initial Interest Rate Change Date shall occur after the delivery to the Bank of the financial statements of the Borrowers for the fiscal quarter ending March 31, 2006.

“Investment” shall mean, with respect to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

“Letter of Credit” and “Letters of Credit” shall mean, respectively, a letter of credit and all such letters of credit issued by the Bank, in its sole discretion, upon the execution and delivery by any of the Borrowers and the acceptance by the Bank of a Master Letter of Credit Agreement and a Letter of Credit Application, as set forth in Section 2.4 of this Agreement.

“Letter of Credit Application” shall mean, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Bank at the time of such request for the type of Letter of Credit requested.

“Letter of Credit Commitment” shall mean, at any time, an amount equal to the least of (a) the Revolving Loan Commitment minus the aggregate amount of all Revolving Loans outstanding, (b) the Borrowing Base Amount minus the aggregate amount of all Revolving Loans outstanding, and (c) Ten Million and 00/100 Dollars ($10,000,000.00).

“Letter of Credit Maturity Date” shall mean the Revolving Loan Maturity Date.

“Letter of Credit Obligations” shall mean, at any time, the aggregate of the Smithway Letter of Credit Obligations and the East West Letter of Credit Obligations.

“Liabilities” shall mean at all times all liabilities of the Borrowers that would be shown as such on a balance sheet of the Borrowers prepared in accordance with GAAP.

“LIBOR” shall mean a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period (or three Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Bank in its sole discretion), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by the Bank in its sole and absolute discretion. The Bank’s determination of LIBOR shall be conclusive, absent manifest error.

“LIBOR Loan” or “LIBOR Loans” shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Loans that bear interest at the LIBOR Rate, of which at any time, the Borrowers may identify no more than four (4) advances of the Revolving Loans which bear interest at the LIBOR Rate.

“LIBOR Rate” shall mean a per annum rate of interest equal to LIBOR for the relevant Interest Period, plus the Applicable Margin, which LIBOR Rate shall remain fixed during such Interest Period.

“Lien” shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loans” shall mean, collectively, all Revolving Loans made by the Bank to any of the Borrowers and all Letter of Credit Obligations, under and pursuant to this Agreement.

“Loan Documents” shall mean each of the agreements, documents, instruments and certificates set forth in Section 3.1 hereof, and any and all such other instruments, documents, certificates and agreements from time to time executed and delivered by any of the Borrowers, the Guarantors or any of their Subsidiaries for the benefit of the Bank pursuant to any of the foregoing, and all amendments, restatements, supplements and other modifications thereto.

“Master Letter of Credit Agreement” shall mean, at any time, with respect to the issuance of Letters of Credit, a Master Letter of Credit Agreement in the form being used by the Bank at such time.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, prospects, condition (financial or otherwise) or results of operations of the Borrowers taken as a whole, (b) a material impairment of the ability of the Borrowers to perform any of the Obligations under any of the Loan Documents, or (c) a material adverse effect on (i) any substantial portion of the Collateral, (ii) the legality, validity, binding effect or enforceability against the Borrowers of any of the Loan Documents, (iii) the perfection or priority of any Lien granted to the Bank under any Loan Document, or (iv) the rights or remedies of the Bank under any Loan Document.

“Net Income” shall mean, with respect to the Borrowers for any period, the consolidated after tax net income (or loss) of the Borrowers for such period as determined in accordance with GAAP, excluding any gains from Asset Dispositions, any extraordinary gains and any gains from discontinued operations.

“Non-Excluded Taxes” shall have the meaning set forth in Section 2.7(a) hereof.

“Note” shall mean the Revolving Note.

“Obligations” shall mean the Loans, as evidenced by any Note, all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due the Bank hereunder, any expenses incurred by the Bank hereunder, including without limitation, all liabilities and obligations under this Agreement, under any other Loan Document, any reimbursement obligations of any of the Borrowers in respect of Letters of Credit and surety bonds, all Hedging Obligations of any of the Borrowers or any Affiliate of any Borrower which are owed to the Bank or any Affiliate of the Bank, and all Bank Product Obligations of any of the Borrowers or any Affiliate of any Borrower, and any and all other liabilities and obligations owed by the Borrowers to the Bank from time to time, howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all renewals, extensions, restatements or replacements of any of the foregoing.

“Obligor” shall mean the Borrowers, any of the Guarantors, any accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

“Operating Lease” shall mean any lease of (or other agreement conveying the right to use) any real or personal property by the Borrowers, as lessee, other than any Capital Lease.

“Operating Lease Obligations” shall mean, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate of ten percent (10.00%) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under each Operating Lease of the Borrowers and any Affiliates of any of the Borrowers.

“Organizational Identification Number” means, with respect to the Borrowers, the organizational identification number assigned to such Borrower by the applicable governmental unit or agency of the jurisdiction of organization of such Borrower.

“Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

“Permitted Liens” shall mean (a) Liens for Taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law, and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, which do not in the aggregate materially detract from the value of the property or assets of any Borrower or materially impair the use thereof in the operation of such Borrower’s business and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (c) Liens described on Schedule 9.2 as of the Closing Date and the replacement, extension or renewal of any such Lien upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof); (d) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding One Million and 00/100 Dollars ($1,000,000.00) arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and to the extent such judgments or awards do not constitute an Event of Default under Section 11.8 hereof; (e) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Borrower; (f) subject to the limitation set forth in Section 9.1(g), Liens arising in connection with Capitalized Lease Obligations (and attaching only to the property being leased); (g) subject to the limitation set forth in Section 9.1(h), Liens that constitute security interests on any property securing Debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches solely to the property so acquired; and (h) Liens granted to the Bank hereunder and under the Loan Documents.

“Person” shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“Prime Loan” or “Prime Loans” shall mean that portion, and collectively, those portions of the aggregate outstanding principal balance of the Loans that bear a per annum rate of interest equal to the Prime Rate minus the Applicable Margin.

“Prime Rate” shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently announced by the Bank as its Prime Rate, which is not intended to be the Bank’s lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by the Bank. The Bank shall not be obligated to give notice of any change in the Prime Rate.

“Regulatory Change” shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office.

“Rent Expense” shall mean, for any period, the sum of all base rent, percentage rent, additional rent or any other amounts payable with respect to that fiscal period under leases of real property that should be treated as an expense in accordance with GAAP by any of the Borrowers on a consolidated basis, in each case to the extent included in determining Net Income of such Person for such period.

“Revolving Interest Rate” shall mean the Borrowers’ from time to time option of (i) a floating per annum rate of interest equal to the Prime Rate minus the Applicable Margin, or (ii) the LIBOR Rate.

“Revolving Loan” and “Revolving Loans” shall mean, respectively, each direct advance and the aggregate of all such direct advances made by the Bank to any of the Borrowers under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

“Revolving Loan Availability” shall mean, at any time, an amount equal to the aggregate of the Smithway Revolving Loan Availability plus the East West Revolving Loan Availability.

“Revolving Loan Commitment” shall mean Fifteen Million and 00/100 Dollars ($15,000,000.00).

“Revolving Loan Mandatory Prepayment” shall have the meaning set forth in Section 2.1(c)(ii) hereof.

“Revolving Loan Maturity Date” shall mean October 31, 2010, unless extended by the Bank pursuant to any modification, extension or renewal note jointly and severally executed by the Borrowers and accepted by the Bank in its sole and absolute discretion in substitution for the Revolving Note.

“Revolving Note” shall mean a revolving note in the form prepared by and acceptable to the Bank, dated as of the date hereof, in the amount of the Revolving Loan Commitment and maturing on the Revolving Loan Maturity Date, duly executed, jointly and severally, by the Borrowers and payable to the order of the Bank, together with any and all renewal, extension, modification or replacement notes jointly and severally executed by the Borrowers and delivered to the Bank and given in substitution therefor.

“Senior Debt” shall mean all Debt of the Borrowers other than Subordinated Debt.

“Smithway Borrowing Base Amount” shall mean an amount equal to eighty five percent (85.00%) of the net amount (after deduction of such reserves and allowances as the Bank deems proper and necessary) of all Eligible Accounts of Smithway.

“Smithway Corp.” shall mean Smithway Motor Xpress Corp., a Nevada corporation.

“Smithway Letter of Credit Obligations” shall mean, at any time, an amount equal to the aggregate of the original face amounts of all Letters of Credit issued at the application of Smithway minus the sum of (i) the amount of any reductions in the original face amount of any Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit for which East West or any Obligor has reimbursed the Bank, (iii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit which have been converted to a Revolving Loan as set forth in Section 2.4, and (iv) the portion of any issued but expired Letter of Credit which has not been drawn by the beneficiary thereunder. For purposes of determining the outstanding East West Letter of Credit Obligations at any time, the Bank’s acceptance of a draft drawn on the Bank pursuant to a Letter of Credit shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.

“Smithway Revolving Loan Availability” shall mean, at any time, an amount equal to the lesser of (a) the Revolving Loan Commitment minus the Revolving Loans outstanding to East West, minus the East West Letter of Credit Obligations, minus the Smithway Letter of Credit Obligations, or (b) the Smithway Borrowing Base Amount minus the Smithway Letter of Credit Obligations.

“SMSD” shall mean SMSD Acquisition Corp., a South Dakota corporation.

“Subordinated Debt” shall mean that portion of the Debt of any of the Borrowers which is subordinated to the Obligations in a manner satisfactory to the Bank, including right and time of payment of principal and interest.

“Subsidiary” and “Subsidiaries” shall mean, respectively, with respect to any Person, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities of which or in which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than fifty percent (50.00%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of a Borrower.

“Tangible Net Worth” shall mean at any an amount equal to “Net Worth” as shown on the consolidated balance sheet of Smithway Corp., minus (i) the sum of goodwill, patents and trademarks, minus (ii) any amounts due from shareholders, Affiliates, officers or employees of the Borrowers, plus (iii) Subordinated Debt.

“Taxes” shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“Total Debt” shall mean all Debt of the Borrowers, determined on a consolidated basis, excluding (a) Contingent Liabilities (except to the extent constituting Contingent Liabilities in respect of (i) Letter of Credit Obligations and (ii) the Debt of a Person other than any Borrower or any Affiliate of any of the Borrowers), and (b) Debt of any Borrower to another Debt of any Borrower to another Borrower or to any Affiliate of any of the Borrowers, and Debt of any Affiliate of any of the Borrowers to any Borrower.

“Total Debt to EBITDAR Ratio” shall mean, as of the last day of any fiscal quarter of the Borrowers, the ratio of (a) Total Debt as of the last day of such fiscal quarter to (b) EBITDAR of the Borrowers for the four prior fiscal quarters ending on the last day of such fiscal quarter.

“UCC” shall mean the Uniform Commercial Code in effect in the state of Illinois from time to time.

“Unmatured Event of Default” shall mean any event which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Voidable Transfer” shall have the meaning set forth in Section 13.21 hereof.

“Wholly-Owned Subsidiary” shall mean any Subsidiary of which or in which any Borrower owns, directly or indirectly, one hundred percent (100%) of the Capital Securities of such Subsidiary.

1.2. Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Bank pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with sound accounting practices and GAAP as used in the preparation of the financial statements of the Borrowers on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Bank hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrowers will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrowers will furnish financial statements in accordance with such changes, but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrowers’ accountants.

1.3. Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

1.4. Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the words “Borrower” and “Borrowers” shall be so construed.

(b) Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The term “including” is not limiting, and means “including, without limitation”.

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f) To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

(g) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

Section 2.	COMMITMENT OF THE BANK.

2.1.	Revolving Loans.

(a) Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrowers set forth herein and in the other Loan Documents, the Bank agrees to make such Revolving Loans at such times as any Borrower may from time to time request until, but not including, the Revolving Loan Maturity Date, and in such amounts as any Borrower may from time to time request, provided, however, that (i) the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Revolving Loan Availability, (ii) the aggregate principal amount of all Revolving Loans outstanding to East West at any time shall not exceed the East West Revolving Loan Availability, and (iii) the aggregate principal amount of all Revolving Loans outstanding to Smithway at any time shall not exceed the Smithway Revolving Loan Availability. Revolving Loans made by the Bank may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Revolving Loan Maturity Date unless the Revolving Loans are otherwise accelerated, terminated or extended as provided in this Agreement.

(b) Revolving Loan Interest and Payments. Except as otherwise provided in this Section 2.1(b), the principal amount of the Revolving Loans outstanding from time to time shall bear interest at the applicable Revolving Interest Rate. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are Prime Loans, shall be due and payable monthly, in arrears, commencing on February 1, 2006 and continuing on the first day of each calendar month thereafter, and on the Revolving Loan Maturity Date. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are LIBOR Loans shall be payable on the last Business Day of each Interest Period, commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on the Revolving Loan Maturity Date. From and after maturity, or after the occurrence and during the continuation of an Event of Default, interest on the outstanding principal balance of the Revolving Loans, at the option of the Bank, may accrue at the Default Rate and shall be payable upon demand from the Bank.

(c) Revolving Loan Principal Payments.

(i) Revolving Loan Mandatory Payments. All Revolving Loans hereunder shall be repaid by the Borrowers on the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. In the event that (A) the aggregate outstanding principal balance of all Revolving Loans exceeds the Revolving Loan Availability, (B) the aggregate principal amount of all Revolving Loans outstanding to East West exceeds the East West Revolving Loan Availability, or (iii) the aggregate principal amount of all Revolving Loans outstanding to Smithway exceeds the Smithway Revolving Loan Availability, the Borrowers shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as are satisfactory to the Bank as shall be necessary to eliminate such excess. Also, if the Borrowers chooses not to convert any Revolving Loan which is a LIBOR Loan to a Prime Loan as provided in Section 2.2(b) and Section 2.2(c), then such Revolving Loan shall immediately be due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers.

(ii) Optional Prepayments. The Borrowers may from time to time prepay the Revolving Loans which are Prime Loans, in whole or in part, without any prepayment penalty whatsoever, provided that any prepayment of the entire principal balance of the Prime Loans shall include accrued interest on such Prime Loans to the date of such prepayment.

2.2. Additional LIBOR Loan Provisions.

(a) LIBOR Loan Prepayments. Notwithstanding anything to the contrary contained herein, the principal balance of any LIBOR Loan may not be prepaid in whole or in part at any time. If, for any reason, a LIBOR Loan is paid prior to the last Business Day of any Interest Period, whether voluntary, involuntary, by reason of acceleration or otherwise, each such prepayment of a LIBOR Loan will be accompanied by the amount of accrued interest on the amount prepaid and any and all costs, expenses, penalties and charges incurred by the Bank as a result of the early termination or breakage of a LIBOR Loan, plus the amount, if any, by which (i) the additional interest which would have been payable during the Interest Period on the LIBOR Loan prepaid had it not been prepaid, exceeds (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the Interest Period for such LIBOR Loan. The amount of any such loss or expense payable by the Borrowers to the Bank under this section shall be determined in the Bank’s sole discretion based upon the assumption that the Bank funded its loan commitment for LIBOR Loans in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which the Bank deems appropriate and practical, provided, however, that the Bank is not obligated to accept a deposit in the London Interbank Eurodollar market in order to charge interest on a LIBOR Loan at the LIBOR Rate.

(b) LIBOR Unavailability. If the Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) the making or maintenance of any LIBOR Loan would violate any applicable law, rule, regulation or directive, whether or not having the force of law, (ii) United States dollar deposits in the principal amount, and for periods equal to the Interest Period for funding any LIBOR Loan are not available in the London Interbank Eurodollar market in the ordinary course of business, (iii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR Rate to be applicable to the relevant LIBOR Loan, or (iv) the LIBOR Rate does not accurately reflect the cost to the Bank of a LIBOR Loan, the Bank shall promptly notify the Borrowers thereof and, so long as the foregoing conditions continue, none of the Loans may be advanced as a LIBOR Loan thereafter. In addition, at the Borrowers’ option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period, or (ii) due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers.

(c) Regulatory Change. In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the LIBOR Loans, then the Bank shall promptly notify the Borrowers and none of the Loans may be advanced as a LIBOR Loan thereafter. In addition, at the Borrowers’ option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law, or (ii) due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers.

(d) LIBOR Indemnity. If any Regulatory Change, or compliance by the Bank or any Person controlling the Bank with any request or directive of any governmental authority, central bank or comparable agency (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrowers to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (c) impose on the Bank any other condition regarding such LIBOR Loan or the Bank’s funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to, or to impose a cost on, the Bank or such controlling Person of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrowers shall pay to the Bank or such controlling Person, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount.

2.3. Interest and Fee Computation; Collection of Funds. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 365 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by the Borrowers hereunder or under any Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. Notwithstanding anything to the contrary contained herein, the final payment due under any of the Loans must be made by wire transfer or other immediately available funds. All payments made by the Borrowers hereunder or under any of the Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under any of the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by the Borrowers free and clear of, and without deduction or withholding for, or account of, any taxes now or hereinafter imposed by any taxing authority.

2.4. Letters of Credit. Subject to the terms and conditions of this Agreement and upon (i) the execution by the Borrowers and the Bank of a Master Letter of Credit Agreement in form and substance acceptable to the Bank (together with all amendments, modifications and restatements thereof, the “Master Letter of Credit Agreement”), and (ii) the execution and delivery by any Borrower, and the acceptance by the Bank, in its sole and absolute discretion, of a Letter of Credit Application, the Bank agrees to issue for the account of any Borrower such Letters of Credit in the standard form of the Bank and otherwise in form and substance acceptable to the Bank, from time to time during the term of this Agreement, provided that the Letter of Credit Obligations may not at any time exceed the Letter of Credit Commitment and provided further, that no Letter of Credit shall have an expiration date later than the Letter of Credit Maturity Date. The amount of any payments made by the Bank with respect to draws made by a beneficiary under a Letter of Credit for which such Borrower has failed to reimburse the Bank upon the earlier of (i) the Bank’s demand for repayment, or (ii) five (5) days from the date of such payment to such beneficiary by the Bank, shall be deemed to have been converted to a Revolving Loan as of the date such payment was made by the Bank to such beneficiary. Upon the occurrence of an Event of a Default and at the option of the Bank, all Letter of Credit Obligations shall be converted to Revolving Loans consisting of Prime Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers. To the extent the provisions of the Master Letter of Credit Agreement differ from, or are inconsistent with, the terms of this Agreement, the provisions of this Agreement shall govern.

2.5. Non-Utilization Fee. The Borrowers agrees to pay to the Bank a Non-Utilization Fee equal to the percentage specified as the Applicable Margin for Non-Utilization Fee of the total of (a) the Revolving Loan Commitment, minus (b) the sum of (i) the daily average of the aggregate principal amount of all Revolving Loans outstanding, plus (ii) the daily average of the aggregate amount of the Letter of Credit Obligations, which non- utilization fee shall be (A) calculated on the basis of a year consisting of 365 days, (B) paid for the actual number of days elapsed, and (C) payable quarterly in arrears on the last day of each March, June, September and December, commencing on March 31, 2006, and on the Revolving Loan Maturity Date.

2.6. Taxes.

(a) All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Bank as a result of a present or former connection between the Bank and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (collectively, “Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Bank hereunder, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to the Bank with respect to any Non-Excluded Taxes that are attributable to the Bank’s failure to comply with the requirements of subsection 2.6(c).

(b) The Borrowers shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(c) At the request of the Borrowers and at the Borrowers’ sole cost, the Bank shall take reasonable steps to (i) contest its liability for any Non-Excluded Taxes or Other Taxes that have not been paid, or (ii) seek a refund of any Non-Excluded Taxes or Other Taxes that have been paid.

(d) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall send to the Bank a certified copy of an original official receipt received by the Borrowers showing payment thereof. If the Borrowers fail to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence or if any governmental authority seeks to collect a Non-Excluded Tax or Other Tax directly from the Bank for any other reason, the Borrowers shall indemnify the Bank on an after-tax basis for any incremental taxes, interest or penalties that may become payable by the Bank.

(e) The agreements in this Section shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

2.7. All Loans to Constitute Single Obligation. The Loans shall constitute one general obligation of the Borrowers, and shall be secured by Bank’s priority security interest in and Lien upon all of the Collateral and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by the Borrowers and/or any Guarantor to the Bank.

Section 3. CONDITIONS OF BORROWING.

Notwithstanding any other provision of this Agreement, the Bank shall not be required to disburse, make or continue all or any portion of the Loans, if any of the following conditions shall have occurred.

3.1. Loan Documents. The Borrowers shall have failed to execute and deliver to the Bank any of the following Loan Documents, all of which must be satisfactory to the Bank and the Bank’s counsel in form, substance and execution:

(a) Loan Agreement. Two copies of this Agreement duly executed by the Borrowers.

(b) Revolving Note. A Revolving Note duly executed by the Borrowers, jointly and severally, in the form prepared by and acceptable to the Bank.

(c) Master Letter of Credit Agreement. A Master Letter of Credit Agreement prepared by and acceptable to the Bank, duly executed by the Borrowers, jointly and severally, in favor of the Bank.

(d) Guaranties. Separate Continuing Unconditional Guaranties each dated as of the date of this Agreement, executed by each of the Guarantors to and for the benefit of the Bank, in the form prepared by and acceptable to the Bank (each, a “Guaranty”, and collectively, the “Guaranties”).

(e) Subordination Agreement. Separate Subordination Agreements each dated as of the date of this Agreement, from each holder of Subordinated Debt, in the form prepared by and acceptable to the Bank.

(f) Borrowing Base Certificate. A Borrowing Base Certificate in the form prepared by the Bank, certified as accurate by the Borrowers and acceptable to the Bank in its sole discretion.

(g) Search Results; Lien Terminations. Copies of UCC search reports dated such a date as is reasonably acceptable to the Bank, listing all effective financing statements which name the Borrowers, under their present names and any previous names, as debtors, together with (i) copies of such financing statements, (ii) payoff letters evidencing repayment in full of all existing Debt to be repaid with the Loans, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with UCC or other appropriate termination statements and documents effective to evidence the foregoing (other than Permitted Liens), and (iii) such other UCC termination statements as the Bank may reasonably request.

(h) Organizational and Authorization Document. Copies of (i) the Articles of Incorporation and Bylaws of the Borrowers and each Guarantor; (ii) resolutions of the shareholders or board of directors of the Borrowers and each Guarantor approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; (iii) signature and incumbency certificates of the officers of the Borrowers and each Guarantor, executing any of the Loan Documents, each of which the Borrowers, on behalf of itself and each Guarantor, hereby certify to be true and complete, and in full force and effect without modification, it being understood that the Bank may conclusively rely on each such document and certificate until formally advised by the Borrowers or such Guarantor of any changes therein; and (iv) good standing certificates in the state of incorporation of the Borrowers and each Guarantor and in each other state requested by the Bank.

(i) Insurance. Evidence satisfactory to the Bank of the existence of insurance required to be maintained pursuant to Section 8.6.

(j) Additional Documents. Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Bank shall require.

3.2. Event of Default. Any Event of Default, or Unmatured Event of Default shall have occurred and be continuing.

3.3. Material Adverse Effect. The occurrence of any event having a Material Adverse Effect upon the Borrowers or any Guarantor.

3.4. Litigation. Any litigation or governmental proceeding shall have been instituted against the Borrowers, any Guarantor or any of their officers or shareholders having a Materially Adverse Effect upon the Borrowers or such Guarantor.

3.5. Representations and Warranties. Any representation or warranty of the Borrowers contained herein or in any Loan Document shall be untrue or incorrect in any material respect as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

Section 4. NOTES EVIDENCING LOANS.

4.1. Revolving Note. The Revolving Loans and the Letter of Credit Obligations shall be evidenced by the Revolving Note. At the time of the initial disbursement of a Revolving Loan and at each time any additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent manifest error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder and the amount of all Letter of Credit Obligations, (ii) any accrued and unpaid interest owing on the Revolving Loans, and (iii) all amounts repaid on the Revolving Loans or the Letter of Credit Obligations. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrowers under the Revolving Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.

Section 5. MANNER OF BORROWING.

5.1. Borrowing Procedures. Each Revolving Loan may be advanced either as a Prime Loan or a LIBOR Loan, provided, however, that at any time, the Borrowers may identify no more than four (4) Revolving Loans which may be LIBOR Loans. Each Loan shall be made available to any Borrower upon any written, verbal, electronic, telephonic or telecopy loan request which the Bank in good faith believes to emanate from a properly authorized representative of such Borrower, whether or not that is in fact the case. Each such request shall be effective upon receipt by the Bank, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR Loan, the initial Interest Period therefor. The Borrowers shall select Interest Periods so as not to require a payment or prepayment of any LIBOR Loan during an Interest Period for such LIBOR Loan. The final Interest Period for any LIBOR Loan must be such that its expiration occurs on or before the Revolving Loan Maturity Date. A request for a Prime Loan must be received by the Bank no later than 11:00 a.m. Chicago, Illinois time, on the day it is to be funded. A request for a LIBOR Loan must be (i) received by the Bank no later than 11:00 a.m. Chicago, Illinois time, three days before the day it is to be funded, and (ii) in an amount equal to One Million and 00/100 Dollars ($1,000,000.00) or a higher integral multiple of Five Hundred Thousand and 00/100 Dollars ($500,000.00). The proceeds of each Loan shall be made available at the office of the Bank by credit to the account of such Borrower or by other means requested by such Borrower and acceptable to the Bank. The Borrowers do hereby irrevocably confirm, ratify and approve all such advances by the Bank and does hereby indemnify the Bank against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold the Bank harmless with respect thereto.

5.2. LIBOR Conversion and Continuation Procedures. Following receipt of the notice described in Section 5.1 and the funding by the Bank of any LIBOR Loan for the initial Interest Period, such LIBOR Loan shall thereafter automatically renew for the Interest Period specified in such initial request received by the Bank pursuant to Section 5.1, at the then current LIBOR Rate unless the Borrowers, pursuant to a subsequent written notice received by the Bank, shall elect a different Interest Period or the conversion of all or a portion of such LIBOR Loan to a Prime Loan. Each Interest Period occurring after the initial Interest Period with respect to any LIBOR Loan shall commence on the same day of each applicable month as the first day of the initial Interest Period. Whenever the last day of any Interest Period with respect to any LIBOR Loan would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day. Whenever an Interest Period with respect to any LIBOR Loan would otherwise end on a day of a month for which there is no numerically corresponding day in the calendar month, such Interest Period shall end on the last day of such calendar month, unless such day is not a Business Day, in which event such Interest Period shall be extended to end on the next Business Day. Upon receipt by the Bank of such subsequent notice, the Borrowers may, subject to the terms and conditions of this Agreement, elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loan having an Interest Period expiring on such day for a different Interest Period, or to convert any such LIBOR Loan to a Prime Loan. Such notice shall, in the case of a conversion to a Prime Loan, be given before 11:00 a.m., Chicago time, on the proposed date of such conversion, and in the case of conversion to a LIBOR Loan having a different Interest Period, be given before 11:00 a.m., Chicago time, at least three Business Days prior to the proposed date of such conversion, specifying: (i) the proposed date of conversion; (ii) the aggregate amount of Loans to be converted; (iii) the type of Loans resulting from the proposed conversion; and (iv) the duration of the requested Interest Period. The Borrowers may not elect a LIBOR Rate, and an Interest Period for a LIBOR Loan shall not automatically renew, with respect to any principal amount which is scheduled to be repaid before the last day of the applicable Interest Period, and any such amounts shall bear interest at the Prime Rate minus the Applicable Margin, until repaid.

5.3. Letters of Credit. All Letters of Credit shall bear such application, issuance, renewal, negotiation and other fees and charges, and bear such interest as charged by the Bank or otherwise payable pursuant to the Master Letter of Credit Agreement. In addition to the foregoing, each standby Letters of Credit issued under and pursuant to this Agreement shall bear an annual issuance fee equal to the percentage of the face amount of such standby Letter of Credit specified as the Applicable Margin for Letter of Credit Fee, and which shall be payable by the Borrowers quarterly in arrears on each March 31, June 30, November 30 and December 31, until (i) such Letter of Credit has expired or has been returned to the Bank, or (ii) the Bank has paid the beneficiary thereunder the full face amount of such Letter of Credit.

5.4. Discretionary Disbursements. The Bank, in its sole and absolute discretion, may immediately upon notice to the Borrowers, disburse any or all proceeds of the Loans made or available to the Borrowers pursuant to this Agreement to pay any fees, costs, expenses or other amounts required to be paid by the Borrowers hereunder and not so paid. All monies so disbursed shall be a part of the Obligations, payable by the Borrowers on demand from the Bank.

Section 6. SECURITY FOR THE OBLIGATIONS.

6.1. Security for Obligations. As security for the payment and performance of the Obligations, each of the Borrowers does hereby pledge, assign, transfer, deliver and grant to the Bank, for its own benefit and as agent for its Affiliates, a continuing and unconditional first priority security interest in the property of any of the Borrowers, of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired, and described as follows (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”):

(a) all property of, or for the account of, any of the Borrowers now or hereafter coming into the possession, control or custody of, or in transit to, the Bank or any agent or bailee for the Bank or any parent, Affiliate or Subsidiary of the Bank or any participant with the Bank in the Loans (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b) the additional property of the Borrowers, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and Proceeds therefrom, and all of the Borrowers’ books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of the Borrowers’ right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i)	All Accounts and all Inventory or other assets whose sale, lease or other disposition by any of the Borrowers has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, any of the Borrowers, or rejected or refused by an Account Debtor;

(ii)	All Software and computer programs relating to subsection 6.1(b)(i);

(iii)	All Chattel Paper, Electronic Chattel Paper, Instruments, Documents and General Intangibles, including Payment Intangibles, relating to subsection 6.1(b)(i) above; and

(iv)	All Proceeds (whether Cash Proceeds or Noncash Proceeds) of the foregoing property.

6.2. Possession and Transfer of Collateral. Unless an Event of Default exists hereunder, the Borrowers shall be entitled to possession or use of the Collateral. The cancellation or surrender of any Note, upon payment or otherwise, shall not affect the right of the Bank to retain the Collateral for any other of the Obligations. The Borrowers shall not sell, assign (by operation of law or otherwise), license, lease or otherwise dispose of, or grant any option with respect to any of the Collateral, except that the Borrowers may sell Inventory in the ordinary course of business.

6.3. Financing Statements. The Borrowers shall, at the Bank’s request, at any time and from time to time, execute and deliver to the Bank such financing statements, amendments and other documents and do such acts as the Bank deems necessary in order to establish and maintain valid, attached and perfected first priority security interests in the Collateral in favor of the Bank, free and clear of all Liens and claims and rights of third parties whatsoever, except Permitted Liens. The Borrowers hereby irrevocably authorize the Bank at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto without the signature of the Borrowers that (a) indicate the Collateral as being of an equal or lesser scope or within greater detail as the grant of the security interest set forth herein, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including whether any of the Borrowers is an organization, the type of organization and any Organizational Identification Number issued to the Borrowers. The Borrowers hereby agree that a photocopy or other reproduction of this Agreement is sufficient for filing as a financing statement and the Borrowers authorize the Bank to file this Agreement as a financing statement in any jurisdiction. The Borrowers agree to furnish any such information to the Bank promptly upon request. The Borrowers further ratify and affirm their authorization for any financing statements and/or amendments thereto, executed and filed by the Bank in any jurisdiction prior to the date of this Agreement. In addition, the Borrowers shall make appropriate entries on their books and records disclosing the Bank’s security interests in the Collateral.

6.4. Preservation of the Collateral. The Bank may, but is not required, to take such actions from time to time as the Bank deems appropriate to maintain or protect the Collateral. The Bank shall have exercised reasonable care in the custody and preservation of the Collateral if the Bank takes such action as the Borrowers shall reasonably request in writing which is not inconsistent with the Bank’s status as a secured party, but the failure of the Bank to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, the Bank’s responsibility for the safekeeping of the Collateral shall (i) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which the Bank accords its own property, and (ii) not extend to matters beyond the control of the Bank, including acts of God, war, insurrection, riot or governmental actions. In addition, any failure of the Bank to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrowers, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. The Borrowers shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrowers and the Bank in the Collateral against prior or third parties. Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Borrowers represent to, and covenant with, the Bank that the Borrowers have made arrangements for keeping informed of changes or potential changes affecting the securities (including rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Borrowers agree that the Bank shall have no responsibility or liability for informing the Borrowers of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

6.5. Other Actions as to any and all Collateral. The Borrowers further agree to take any other action reasonably requested by the Bank to ensure the attachment, perfection and first priority of, and the ability of the Bank to enforce, the Bank’s security interest in any and all of the Collateral, including (a) causing the Bank’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the bank to enforce, the Bank’s security interest in such Collateral, (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Bank to enforce, the Bank’s security interest in such Collateral, (c) obtaining governmental and other third party consents and approvals, including any consent of any licensor, lessor or other Person obligated on Collateral, (d) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Bank, and (e) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction. The Borrowers further agree to jointly and severally indemnify and hold the Bank harmless against claims of any Persons not a party to this Agreement concerning disputes arising over the Collateral.

6.6. Collateral in the Possession of a Warehouseman or Bailee. If any of the Collateral at any time is in the possession of a warehouseman or bailee, the Borrowers shall promptly notify the Bank thereof, and shall promptly obtain a Collateral Access Agreement. The Bank agrees with the Borrowers that the Bank shall not give any instructions to such warehouseman or bailee pursuant to such Collateral Access Agreement unless an Event of Default has occurred and is continuing, or would occur after taking into account any action by the Borrowers with respect to the warehouseman or bailee.

Section 7. REPRESENTATIONS AND WARRANTIES.

To induce the Bank to make the Loans, the Borrowers make the following representations and warranties to the Bank, each of which shall survive the execution and delivery of this Agreement:

7.1. Borrowers Organization and Name. Smithway is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, with full and adequate power to carry on and conduct its business as presently conducted, East West is a corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota, with full and adequate power to carry on and conduct its business as presently conducted, Smithway Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, with full and adequate power to carry on and conduct its business as presently conducted, and SMSD is a corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota, with full and adequate power to carry on and conduct its business as presently conducted. Each of the Borrowers and each Guarantor is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. The Organizational Identification Number of Smithway is 37891, and the Organizational Identification Number of East West is DB039720. The exact legal name of each of the Borrowers is as set forth in the preamble of this Agreement, and the Borrowers currently do not conduct, nor has either during the last five (5) years conducted, business under any other name or trade name.

7.2. Authorization. The Borrowers have full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of their duties and obligations under this Agreement and the other Loan Documents. The execution and delivery of this Agreement and the other Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the articles of incorporation or bylaws of the Borrowers. All necessary and appropriate action has been taken on the part of the Borrowers to authorize the execution and delivery of this Agreement and the Loan Documents.

7.3. Validity and Binding Nature. This Agreement and the other Loan Documents are the legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

7.4. Consent; Absence of Breach. The execution, delivery and performance of this Agreement, the other Loan Documents and any other documents or instruments to be executed and delivered by the Borrowers in connection with the Loans, and the borrowings by the Borrowers hereunder, do not and will not (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect); (b) conflict with (i) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, (ii) the articles of incorporation or bylaws of the Borrowers or any Guarantor, or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Borrowers or any Guarantor or any of their respective properties or assets; or (c) require, or result in, the creation or imposition of any Lien on any asset of the Borrowers or any Guarantor, other than Liens in favor of the Bank created pursuant to this Agreement.

7.5. Ownership of Properties; Liens. Each of the Borrowers is the sole owner of all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), other than Permitted Liens.

7.6. Equity Ownership. All issued and outstanding Capital Securities of the Borrowers and each Guarantor are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of the Bank, if any, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the date hereof, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of the Borrowers and each Guarantor.

7.7. Intellectual Property. Each of the Borrowers owns and possesses or has a license or other right to use all Intellectual Property, as are necessary for the conduct of the businesses of such Borrowers, without any infringement upon the known rights of others which could reasonably be expected to have a Material Adverse Effect upon such Borrower, and no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property nor do the Borrowers know of any valid basis for any such claim.

7.8. Financial Statements. All financial statements submitted to the Bank have been prepared in accordance with sound accounting practices and GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly the financial condition of the Borrowers and the results of the operations for the Borrowers as of such date and for the periods indicated, subject in the case of the quarterly financial statements, to normal year end adjustments and such other disclosures as would typically be shown only on the annual financial statements. Since the date of the most recent financial statement submitted by the Borrowers to the Bank, there has been no change in the financial condition or in the assets or liabilities of the Borrowers having a Material Adverse Effect on the Borrowers.

7.9. Litigation and Contingent Liabilities. There is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending, or to the knowledge of the Borrowers, threatened, against the Borrowers, which, if adversely determined, which might reasonably be expected to have a Material Adverse Effect upon the Borrowers, except as set forth in Schedule 7.9. Other than any liability incident to such litigation or proceedings, the Borrowers have no material guarantee obligations, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not fully-reflected or fully reserved for in the most recent audited financial statements delivered pursuant to subsection 8.8(a) or fully-reflected or fully reserved for in the most recent quarterly financial statements delivered pursuant to subsection 8.8(b) and not permitted by Section 9.1.

7.10. Event of Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by the Borrowers of any of the Obligations hereunder or under any of the other Loan Document, and the Borrowers are not in default (without regard to grace or cure periods) under any other contract or agreement to which it is a party, the effect of which would have a Material Adverse Effect upon the Borrowers.

7.11. Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) would have a Material Adverse Effect upon the Borrowers, or (b) would constitute an Event of Default or an Unmatured Event of Default.

7.12. Environmental Laws and Hazardous Substances. The Borrowers have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Substances, on or off any of the premises of the Borrowers (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder. The Borrowers will comply in all material respects with all Environmental Laws and will obtain all licenses, permits certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the best of the Borrowers’ knowledge, threatened, and the Borrowers shall immediately notify the Bank upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by the Borrowers or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which affects the Borrowers or their business, operations or assets or any properties at which the Borrowers have transported, stored or disposed of any Hazardous Substances. The Borrowers have no material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material. The Borrowers further agree to allow the Bank or its agent access to the properties of the Borrowers to confirm compliance with all Environmental Laws, and the Borrowers shall, following determination by the Bank that there is non-compliance, or any condition which requires any action by or on behalf of the Borrowers in order to avoid any non-compliance, with any Environmental Law, at the Borrowers’ sole expense, cause an independent environmental engineer acceptable to the Bank to conduct such tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

7.13. Solvency, etc. As of the date hereof, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each Loan hereunder and the use of the proceeds thereof, (a) the fair value of the assets of each of the Borrowers is greater than the amount of the liabilities (including disputed, contingent and unliquidated liabilities) of such Borrower as such value is established and liabilities evaluated as required under the Section 548 of the Bankruptcy Code, (b) the present fair saleable value of the assets of each of the Borrowers is not less than the amount that will be required to pay the probable liability on the debts of such Borrower as they become absolute and matured, (c) each of the Borrowers is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) neither of the Borrowers intends to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) neither of the Borrowers is engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

7.14. ERISA Obligations. All Employee Plans of the Borrowers meet the minimum funding standards of Section 302 of ERISA and 412 of the Internal Revenue Code where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies. The Borrowers have promptly paid and discharged all obligations and liabilities arising under the Employee Retirement Income Security Act of 1974 (“ERISA”) of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

7.15. Labor Relations. Except as could not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or other labor disputes against the Borrowers or, to the best knowledge of the Borrowers, threatened, (ii) hours worked by and payment made to employees of the Borrowers have not been in violation of the Fair Labor Standards Act or any other applicable law, and (ii) no unfair labor practice complaint is pending against the Borrowers or, to the best knowledge of the Borrowers, threatened before any governmental authority.

7.16. Security Interest. This Agreement creates a valid security interest in favor of the Bank in the Collateral and, when properly perfected by filing in the appropriate jurisdictions, or by possession or Control of such Collateral by the Bank or delivery of such Collateral to the Bank, shall constitute a valid, perfected, first-priority security interest in such Collateral.

7.17. Lending Relationship. The relationship hereby created between the Borrowers and the Bank is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists, and the Borrowers have not relied and are not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans. The Bank represents that it will receive any Note payable to its order as evidence of a bank loan.

7.18. Business Loan. The Loans, including interest rate, fees and charges as contemplated hereby, (i) are business loans within the purview of 815 ILCS 205/4(1)(c), as amended from time to time, (ii) are an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (iii) do not, and when disbursed shall not, violate the provisions of the Illinois usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrowers or any property securing the Loans.

7.19. Taxes. The Borrowers and each Guarantor have timely filed all tax returns and reports required by law to have been filed by such party and have paid all taxes, governmental charges and assessments due and payable with respect to such returns, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, are insured against or bonded over to the satisfaction of the Bank and the contesting of such payment does not create a Lien on the Collateral which is not a Permitted Lien. There is no controversy or objection pending, or to the knowledge of the Borrowers, threatened in respect of any tax returns of the Borrowers. The Borrowers have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

7.20. Compliance with Regulation U. No portion of the proceeds of the Loans shall be used by the Borrowers, or any Affiliate of the Borrowers, either directly or indirectly, for the purpose of purchasing or carrying any “margin stock”, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System or any successor thereto.

7.21. Governmental Regulation. The Borrowers, any of the Guarantors or any Affiliate of the Borrower are not, or after giving effect to any loan, will not be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the ICC Termination Act of 1995 or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

7.22. Bank Accounts. All Deposit Accounts and operating bank accounts of the Borrowers are located at the Bank except those listed on Schedule 7.22 attached hereto.

7.23. Place of Business. The principal place of business and books and records of the Borrowers is set forth in the preamble to this Agreement, and the location of all Collateral, if other than at such principal place of business, is as set forth on Schedule 7.23 attached hereto and made a part hereof, and the Borrowers shall promptly notify the Bank of any change in such locations. The Borrowers will not remove or permit the Collateral to be removed from such locations without the prior written consent of the Bank, except for Inventory sold in the usual and ordinary course of the Borrowers’ business.

7.24. Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by the Borrowers to the Bank for purposes of, or in connection with, this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrowers to the Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Bank that any projections and forecasts provided by the Borrowers are based on good faith estimates and assumptions believed by the Borrowers to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

7.25. Subordinated Debt. The subordination provisions of the Subordinated Debt are enforceable against the holders of the Subordinated Debt by the Bank. The Obligations constitute Senior Debt entitled to the benefits of the subordination provisions contained in the Subordinated Debt. The Borrowers acknowledges that the Bank is entering into this Agreement and is making the Loans in reliance upon the subordination provisions of the Subordinated Debt and this Section 7.25.

7.26. Internal Controls. Each of the Borrowers and the Guarantors have:

(a) Established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-14 under the U.S. Securities Exchange Act or 1934, as amended (the “Exchange Act”)), which (i) are designed to ensure that material information relating to any Borrower or any Guarantor is made known to its principal executive officer and the principal financial offer or persons performing similar functions by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) have been evaluated for effectiveness as of a date within ninety (90) days prior to the filing of the Borrowers’ most recent annual or quarterly report filed with the Securities Exchange Commission; and (iii) are effective in all material respects to perform the functions for which they were established;

(b) Based on the evaluation of its disclosure controls and procedures, the Borrowers are not aware of (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Borrowers’ ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Borrowers’ internal controls; and

(c) Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

Section 8. AFFIRMATIVE COVENANTS.

8.1. Compliance with Bank Regulatory Requirements; Increased Costs. If the Bank shall reasonably determine that any Regulatory Change, or compliance by the Bank or any Person controlling the Bank with any request or directive (whether or not having the force of law) of any governmental authority, central bank or comparable agency has or would have the effect of reducing the rate of return on the Bank’s or such controlling Person’s capital as a consequence of the Bank’s obligations hereunder or under any Letter of Credit to a level below that which the Bank or such controlling Person could have achieved but for such Regulatory Change or compliance (taking into consideration the Bank’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by the Bank or such controlling Person to be material or would otherwise reduce the amount of any sum received or receivable by the Bank under this Agreement or under any Note with respect thereto, then from time to time, upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrowers shall pay directly to the Bank or such controlling Person such additional amount as will compensate the Bank for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty days (180) days prior to the date on which the Bank first made demand therefor.

8.2. Borrowers’ Existence. Each of the Borrowers shall at all times (a) preserve and maintain its existence and good standing in the jurisdiction of its organization, (b) preserve and maintain its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and (c) continue as a going concern in the business which such Borrower is presently conducting. If any Borrower does not have an Organizational Identification Number and later obtains one, the Borrowers shall promptly notify the Bank of such Organizational Identification Number.

8.3. Compliance With Laws. The Borrowers shall use the proceeds of the Loans for working capital and other general corporate or business purposes not in contravention of any requirements of law and not in violation of this Agreement, and shall comply, and cause each Guarantor to comply, in all respects, including the conduct of its business and operations and the use of its properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect. In addition, and without limiting the foregoing sentence, the Borrowers shall (a) ensure, and cause each Affiliate to ensure, that no person who owns a controlling interest in or otherwise controls the Borrowers or any Affiliate of any of the Borrowers is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

8.4. Payment of Taxes and Liabilities. The Borrowers shall pay, and cause each Guarantor to pay, and discharge, prior to delinquency and before penalties accrue thereon, all property and other taxes, and all governmental charges or levies against it or any of the Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require the Borrowers or any Guarantor to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any of the Collateral, such contest proceedings stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

8.5. Maintain Property. Each of the Borrowers shall at all times maintain, preserve and keep its plant, properties and Equipment, including any Collateral, in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained. The Borrowers shall permit the Bank to examine and inspect such plant, properties and Equipment, including any Collateral, at all reasonable times.

8.6. Maintain Insurance. The Borrowers shall at all times maintain with insurance companies reasonably acceptable to the Bank, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, including employers’, public and professional liability risks, as is customarily maintained by companies similarly situated, and shall have insured amounts no less than, and deductibles no higher than, are reasonably acceptable to the Bank. The Borrowers shall furnish to the Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrowers, which shall be reasonably acceptable in all respects to the Bank. The Borrowers shall cause each issuer of an insurance policy to provide the Bank with an endorsement providing that thirty (30) days notice will be given to the Bank prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy.

In the event any Borrower either fails to provide the Bank with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Bank, without waiving or releasing any obligation or default by the Borrowers hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto, which the Bank deems advisable. This insurance coverage (a) may, but need not, protect such Borrower’s interests in such property, including the Collateral, and (b) may not pay any claim made by, or against, any Borrower in connection with such property, including the Collateral. The Borrowers may later cancel any such insurance purchased by the Bank, but only after providing the Bank with evidence that the Borrowers have obtained the insurance coverage required by this Section. If the Bank purchases insurance for the Collateral, the Borrowers will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Loans owing hereunder. The costs of the insurance may be more than the cost of the insurance the Borrowers may be able to obtain on their own.

8.7. ERISA Liabilities; Employee Plans. The Borrowers shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to the Borrowers; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Bank immediately upon receipt by any of the Borrowers of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Bank of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

8.8. Financial Statements. The Borrowers shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Bank or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrowers, including:

(a) promptly when available, and in any event, no later than the filing date of Smithway Corp.’s Annual Report on form 10-K, a copy of the annual audited consolidated financial statements of Smithway Corp. and its Subsidiaries, including audited consolidated and unaudited consolidating balance sheet, statements of income and retained earnings, statements of cash flows for the fiscal year then ended and such other information (including nonfinancial information) as the Bank may reasonably request, in reasonable detail, prepared and certified without adverse reference to going concern value and without qualification by an independent auditor of recognized standing, selected by Smithway Corp. and reasonably acceptable to the Bank and certified as true and correct by the treasurer or chief financial officer of Smithway Corp., and which financial statements shall be accompanied by (i) a letter from such accounting firm acknowledging that it is aware that the Bank is relying upon such financial statements in connection with the exercise of the Bank’s rights hereunder, provided, however, that Smithway Corp. shall only be required to use its reasonable efforts exercised in good faith to obtain such letter; and (ii) copies of any management letters sent to Smithway Corp. or any Borrower by such accountants;

(b) promptly when available, and in any event, within forty five (45) days following the end of each fiscal quarter, a copy of the financial statements of Smithway Corp. regarding such fiscal quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal quarter then ended and such other information (including nonfinancial information) as the Bank may request, in reasonable detail, prepared and certified as true and correct by the treasurer or chief financial officer of Smithway Corp.; and

(c) as soon as practicable and in any event prior to the beginning of each fiscal year of Smithway Corp., projected balance sheets, statements of income and cash flow, on a consolidated and consolidating basis for Smithway Corp., for each of the twelve (12) months during such fiscal year, and projected balance sheet at the end of each quarter in such fiscal year, which shall include (i) the assumptions used therein, together with appropriate supporting details as reasonably requested by the Bank, and (ii) a letter signed by the President or a Vice President of Smithway Corp. and by the Treasurer or Chief Financial Officer of Smithway Corp., describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budges and the historical financial statements of Smithway Corp. and the Borrowers.

No change with respect to such accounting principles shall be made by the Borrowers without giving notification to the Bank. The Borrowers represent and warrant to the Bank that the financial statements delivered to the Bank at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrowers.

8.9. Public Reporting. The Borrowers shall deliver to the Bank, promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Smithway Corp., any of the Borrowers or SMSD files with the Securities and Exchange Commission, as well as promptly providing to the Bank copies of any reports and proxy statements delivered to its shareholders.

8.10. Supplemental Financial Statements. The Borrowers shall immediately upon receipt thereof, provide to the Bank copies of interim and supplemental reports if any, submitted to the Borrowers by independent accountants in connection with any interim audit or review of the books of the Borrowers.

8.11. Borrowing Base Certificate. The Borrowers shall, (a) within twenty (20) days after the end of each month, deliver to the Bank a Borrowing Base Certificate dated as of the date of delivery of such Borrowing Base Certificate to the Bank stating the amount of all Eligible Accounts from work performed as of the last Business Day of such prior month and invoiced by the Borrowers prior to the date of such Borrowing Base Certificate, certified as true and correct by an authorized representative of the Borrowers and acceptable to the Bank in its sole and absolute discretion, provided, however, at any time an Event of Default or Unmatured Event of Default exists, the Bank may require the Borrowers to deliver Borrowing Base Certificates more frequently.

8.12. Aged Accounts Schedule. The Borrowers shall, within twenty (20) days after the end of each month, deliver to the Bank an aged schedule of the Accounts of each of the Borrowers, listing the name and amount due from each Account Debtor and showing the aggregate amounts due from (a) 0-30 days, (b) 31-60 days, (c) 61-90 days and (d) more than 90 days, and certified as accurate by the Borrowers’ treasurer or chief financial officer.

8.13. Covenant Compliance Certificate. The Borrowers shall, contemporaneously with the furnishing of the financial statements pursuant to Section 8.8, deliver to the Bank a duly completed compliance certificate, dated the date of such financial statements and certified as true and correct by an appropriate officer of the Borrowers, containing a computation of each of the financial covenants set forth in Section 10 and stating that the Borrowers have not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such Event of Default or Unmatured Event of Default describing it and the steps, if any, being taken to cure it.

8.14. Field Audits. The Borrowers shall permit the Bank to inspect the Accounts, other tangible assets and/or other business operations of the Borrowers and to inspect, audit, check and make copies of, and extracts from, the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Accounts, Inventory and any other Collateral, the results of which must be satisfactory to the Bank in the Bank’s sole and absolute discretion. All such inspections or audits by the Bank shall be at the Bank’s sole expense, provided, however, that so long as (a) the Borrowing Base Amount fails to exceed (b) the total of (i) all Revolving Loans, plus (ii) all Letter of Credit Obligations, by at least Two Millions and 00/100 Dollars ($2,000,000.00) for a period of at least ninety (90) consecutive days, or (b) an Event of Default or Unmatured Event of Default exists, the Borrowers shall be required to reimburse the Bank for such inspections or audits as the Bank may reasonably require.

8.15. Federal Highway Administration. Each Borrower shall provide the Bank with its safety rating within two (2) Business Days after receipt of any safety rating notification from the Federal Highway Administration pursuant to 49 C.F.R. §385.

8.16. Other Reports. The Borrowers shall, within such period of time as the Bank may specify, deliver to the Bank such other schedules and reports as the Bank may reasonably require.

8.17. Collateral Records. The Borrowers shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate the Bank’s Lien in the Collateral, including placing a legend, in form and content acceptable to the Bank, on all Chattel Paper created by the Borrowers indicating that the Bank has a Lien in such Chattel Paper, if and to the extent such Chattel Paper relates to the Collateral.

8.18. Intellectual Property. The Borrowers shall maintain, preserve and renew all Intellectual Property necessary for the conduct of its business as and where the same is currently located as heretofore or as hereafter conducted by it.

8.19. Notice of Proceedings. The Borrowers, promptly upon becoming aware, shall give written notice to the Bank of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrowers to the Bank which has been instituted or, to the knowledge of the Borrowers, is threatened against the Borrowers or any Guarantor or to which any of their respective properties is subject which might reasonably be expected to have a Material Adverse Effect.

8.20. Notice of Event of Default or Material Adverse Effect. The Borrowers shall, immediately after the commencement thereof, give notice to the Bank in writing of the occurrence of any Event of Default or any Unmatured Event of Default, or the occurrence of any condition or event having a Material Adverse Effect.

8.21. Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Borrowers, the Borrowers shall cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Borrowers shall comply with any Federal or state judicial or administrative order requiring the performance at any real property of the Borrowers of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrowers shall dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

8.22. Further Assurances. The Borrowers shall take, and cause each Guarantor to take, such actions as are necessary or as the Bank may reasonably request from time to time to ensure that the Obligations under the Loan Documents are secured by the Collateral, in each case as the Bank may determine, including (a) the execution and delivery of security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, and (b) the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession.

8.23. Banking Relationship. The Borrowers covenant and agree, at all times during the term of this Agreement, to utilize the Bank as their primary bank of account and depository for financial services, including all receipts, disbursements, cash management and related services, except those services provided by the banks listed on Schedule 7.22 attached hereto or permitted pursuant to Section 9.12.

Section 9. NEGATIVE COVENANTS.

9.1. Debt. The Borrowers shall not, either directly or indirectly, create, assume, incur or have outstanding any Debt (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

(a) the Obligations under this Agreement and the other Loan Documents;

(b) obligations of the Borrowers for Taxes, assessments, municipal or other governmental charges;

(c) obligations of the Borrowers for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

(d) Debt of the Borrowers to SMSD not to exceed Forty Million and 00/100 Dollars ($40,000,000.00) in the aggregate; provided that such Debt shall be evidenced by a note in form and substance reasonably satisfactory to the Bank, and the obligations under such note shall be Subordinated Debt;

(e) Subordinated Debt;

(f) Hedging Obligations for bona fide hedging purposes and not for speculation;

(g) Capitalized Lease Obligations and Operating Lease Obligations;

(h) Debt incurred in connection with purchase money security interests for the purpose of financing all or any part of the cost of acquiring tractors and/or trailers, or other Debt incurred for Capital Expenditures;

(i) Acquired Debt assumed in Acquisitions permitted under Section 9.4 in an aggregate amount outstanding at any time not to exceed Ten Million and 00/100 Dollars ($10,000,000.00);

(j) Debt described on Schedule 9.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased; and

(k) other unsecured Debt, in addition to the Debt listed above, in an aggregate amount outstanding at any time not to exceed Five Million and 00/100 Dollars ($5,000,000.00).

9.2. Encumbrances. The Borrowers shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Borrowers, whether owned at the date hereof or hereafter acquired, except for Permitted Liens.

9.3. Investments. The Borrowers shall not, either directly or indirectly, make or have outstanding any Investment, except:

(a) Investments constituting Debt permitted by Section 9.1;

(b) Contingent Liabilities constituting Debt permitted by Section 9.1 or Liens permitted by Section 9.2;

(c) Cash Equivalent Investments;

(d) Bank deposits in the ordinary course of business;

(e) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(f) Investments listed on Schedule 9.3 as of the Closing Date; and

(g) other Investments, in addition to the Investments listed above, in an aggregate amount outstanding at any time not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00).

provided, however, that (i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by subsections (a) or (b) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

9.4. Transfer; Merger; Sales. Each of the Borrowers shall not, and shall not permit any Guarantor, whether in one transaction or a series of related transactions, to (a) sell, transfer, convey or lease all or any substantial part of its assets, except for sales of Inventory or Equipment in the ordinary course of business; (b) sell or assign, with or without recourse, any receivables; or (c) be a party to any merger or consolidation with any other Person, unless such Borrower or Guarantor is the surviving entity, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into any Borrower or into any other domestic Wholly-Owned Subsidiary; (ii) any such purchase or other acquisition by any Borrower or any domestic Wholly-Owned Subsidiary of the assets or equity interests of any Wholly-Owned Subsidiary; and (iii) any Acquisition by any Borrower or Smithway Corp., where:

(A) the business or division acquired are for use, or the Person acquired is engaged, in the businesses engaged in by any the Company;

(B) immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist;

(C) immediately after giving effect to such Acquisition, the Company is in pro forma compliance with all the financial ratios and restrictions set forth in Section 9 and Section 10;

(D) in the case of the Acquisition of any Person, the Board of Directors, general partner, managers and/or members, as the case may be, of such Person has approved such Acquisition; and

(F) not less than ten (10) Business Days prior to such Acquisition, the Bank shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and such Borrower’s calculation of pro forma EBITDAR relating thereto.

9.5. Issuance of Capital Securities. The Borrowers shall not issue any Capital Securities.

9.6. Distributions. None of the Borrowers or any of the Guarantors shall, (a) make any distribution or dividend (other than stock dividends), whether in cash or otherwise, to any of its equityholders, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or any other payment in respect of any Subordinated Debt, or (e) set aside funds for any of the foregoing if, after giving effect to such distribution or dividend, an Event of Default or Unmatured Event of Default exists or would result therefrom.

9.7. Transactions with Affiliates. The Borrowers shall not, directly or indirectly, enter into or permit to exist any transaction with any of their Affiliates or with any director, officer or employee of any Borrower other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of such Borrower and upon fair and reasonable terms which are fully disclosed to the Bank and are no less favorable to such Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of such Borrower.

9.8. Unconditional Purchase Obligations. The Borrowers shall not enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

9.9. Cancellation of Debt. None of the Borrowers shall not cancel any material claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

9.10. Inconsistent Agreements. The Borrowers shall not enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrowers hereunder or by the performance by the Borrowers or any Guarantor of any of its Obligations hereunder or under any other Loan Document, (b) prohibit the Borrowers or any Guarantor from granting to the Bank a Lien on any of the Collateral, or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Affiliate of any of the Borrowers to (i) pay any Debt owed to the Borrowers, (ii) make loans or advances to the Borrowers, or (iii) transfer any of its assets or properties to the Borrowers, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, and (C) customary provisions in leases and other contracts restricting the assignment thereof.

9.11. Use of Proceeds. None of the Borrowers nor any of their Affiliates shall use any portion of the proceeds of the Loans for any purpose other than for working capital purposes, for Acquisitions permitted by Section 9.4, for Capital Expenditures and for other general business purposes. In addition, none of the Borrowers nor any of their Affiliates shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of purchasing any securities underwritten by ABN AMRO Incorporated, LaSalle Bank Financial Services, Inc., or any other Affiliate of the Bank.

9.12. Bank Accounts. The Borrowers shall not establish any new Deposit Accounts or other bank accounts, other than Deposit Accounts or other bank accounts established at or with the Bank, without providing written notice to the Bank.

9.13. Business Activities; Change of Legal Status and Organizational Documents. None of the Borrowers shall (a) engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto, (b) change its name, its Organizational Identification Number, if it has one, its type of organization, its jurisdiction of organization or other legal structure, or (c) permit its charter, bylaws or other organizational documents to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Bank.

Section 10. FINANCIAL COVENANTS.

10.1. Tangible Net Worth. As of the end of each of its fiscal quarters commencing with the fiscal quarter ending December 31, 2005, the Borrowers shall maintain consolidated Tangible Net Worth in an amount not less than Sixteen Million and 00/100 Dollars ($16,000,000.00), provided, however, that for all fiscal quarters ending on or after March 31, 2007, the Borrowers shall maintain consolidated Tangible Net Worth in an amount not less than Sixteen Million and 00/100 Dollars ($16,000,000.00), plus fifty percent (50.00%) of the aggregate consolidated Net Income earned by the Borrowers and its Subsidiaries during each of the previous fiscal years, commencing with the fiscal year ending December 31, 2006, provided, however, that net losses incurred in any fiscal year of the Borrowers shall not be subtracted in the determination of the Tangible Net Worth requirement.

10.2. Total Debt to EBITDAR. As of the end of each of its fiscal quarters, the Borrowers shall maintain the Total Debt to EBITDAR Ratio, of not greater than 3.00 to 1.00.

10.3. Fixed Charge Coverage. As of the end of each of its fiscal quarters, the Borrowers shall maintain a ratio of (a) the total of (i) EBITDAR, minus (ii) federal and state income taxes paid in cash by any Borrower or any Guarantor, each for the preceding twelve month period ending on such date, to (b) the total of (i) Interest Charges, plus (ii) regularly scheduled payments of principal on all Debt of any Borrower (but excluding final balloon payments of Debt relating to the purchase of tractors and trailers), plus (iii) all rent payment due in connection with any Operating Lease of any Borrower, plus (iv) any dividends or distributions paid in cash or Cash Equivalent Investments by any Borrower to Smithway Corp., each for the preceding twelve month period ending on such date, of not less than 1.10 to 1.00.

Section 11. EVENTS OF DEFAULT.

The Borrowers, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).

11.1. Nonpayment of Obligations. Any amount due and owing on any Note or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid within five (5) days after notice from the Bank that such amount was not paid when due.

11.2. Misrepresentation. Any warranty, representation, certificate or statement of any Obligor in this Agreement, the other Loan Documents or any other agreement with the Bank shall be false in any material respect when made or at any time thereafter, or if any financial data or any other information now or hereafter furnished to the Bank by or on behalf of any Obligor shall prove to be false, inaccurate or misleading in any material respect.

11.3. Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement and, if capable of being cured, such failure to perform or default in performance continues for a period of thirty (30) days after the Borrowers receives notice or knowledge from any source of such failure to perform or default in performance, or in any other agreement with the Bank and such failure to perform or default in performance continues beyond any applicable grace or cure period.

11.4. Default under Loan Documents. A default under any of the other Loan Documents which continues beyond any applicable grace or cure period, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.

11.5. Default under Other Debt. Any default by any Obligor in the payment of any Debt for any other obligation beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, which default results in such obligation becoming due prior to its stated maturity, or the termination of such other agreement.

11.6. Other Material Obligations. Any default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Obligor with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

11.7. Bankruptcy, Insolvency, etc. Any Obligor becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Obligor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Obligor or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Obligor or for a substantial part of the property of any thereof and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Obligor, and if such case or proceeding is not commenced by such Obligor, it is consented to or acquiesced in by such Obligor, or remains undismissed for sixty (60) days; or any Obligor takes any action to authorize, or in furtherance of, any of the foregoing.

11.8. Judgments. The entry of any final judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against any Obligor in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) which is not fully covered by insurance, and such judgment or other process shall not have been, within thirty (30) days from the entry thereof, (i) bonded over to the satisfaction of the Bank and appealed, (ii) vacated, or (iii) discharged.

11.9. Change in Control. The occurrence of any Change in Control.

11.10. Collateral Impairment. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against, any of the Collateral or any collateral under a separate security agreement securing any of the Obligations and such judgment or other process shall not have been, within thirty (30) days from the entry thereof, (i) bonded over to the satisfaction of the Bank and appealed, (ii) vacated, or (iii) discharged, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any material deterioration or impairment of any of the Collateral or any of the collateral under any security agreement securing any of the Obligations, or any material decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes the Collateral, in the sole opinion of the Bank acting in good faith, to become unsatisfactory as to value or character, or which causes the Bank to reasonably believe that it is insecure and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence. The cause of such deterioration, impairment, decline or depreciation shall include, but is not limited to, the failure by the Borrowers to do any act deemed reasonably necessary by the Bank to preserve and maintain the value and collectability of the Collateral.

11.11. Material Adverse Effect. The occurrence of any development, condition or event which has a Material Adverse Effect on the Borrowers.

11.12. Guaranty. There is a discontinuance by any of the Guarantors of any of the Guaranties, or any of the Guarantors shall contest the validity of its Guaranty.

11.13. Subordinated Debt. The subordination provisions of any Subordinated Debt shall for any reason be revoked or invalid or otherwise cease to be in full force and effect. The Borrowers shall contest in any manner, or any other holder thereof shall contest in any judicial proceeding, the validity or enforceability of the Subordinated Debt or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by the subordination provisions of the Subordinated Debt.

11.14. Federal Highway Administration Matters. The receipt by any Borrower of notification from the Federal Highway Administration that such Borrower’s motor carrier operations have been rated “Unsatisfactory” as provided under 49 C.F.R. §385, and such rating is not changed to “Satisfactory” with thirty (30) days.

Section 12. REMEDIES.

Upon the occurrence of an Event of Default, the Bank shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Bank may, at its option upon the occurrence of an Event of Default, declare its commitments to the Borrowers to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under Section 11.7, all commitments of the Bank to the Borrowers shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Bank. The Borrowers hereby waive any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Bank’s rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any of the Borrowers, any of the Guarantors or of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing:

12.1. Possession and Assembly of Collateral. The Bank may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Bank already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of the Borrowers’ premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and the Bank shall have the right to store and conduct a sale of the same in any of the Borrowers’ premises without cost to the Bank. At the Bank’s request, the Borrowers will, at the Borrowers’ sole expense, assemble the Collateral and make it available to the Bank at a place or places to be designated by the Bank which is reasonably convenient to the Bank and the Borrowers.

12.2. Sale of Collateral. The Bank may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Bank may deem proper, and the Bank may purchase any or all of the Collateral at any such sale. The Borrowers acknowledge that the Bank may be unable to effect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers. The Borrowers consent to any such private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale. The Bank shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Bank may apply the net proceeds, after deducting all costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of any Note and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrowers. The Borrowers shall remain liable for any amount remaining unpaid after such application, with interest at the Default Rate. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Bank at least ten (10) calendar days before the date of such disposition. The Borrowers hereby confirm, approve and ratify all acts and deeds of the Bank relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against the Bank or its representatives, by reason of taking, selling or collecting any portion of the Collateral. The Borrowers consent to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels or portions, or as an entirety, as the Bank shall deem appropriate. The Borrowers expressly absolve the Bank from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Agreement.

12.3. Standards for Exercising Remedies. To the extent that applicable law imposes duties on the Bank to exercise remedies in a commercially reasonable manner, the Borrowers acknowledge and agree that it is not commercially unreasonable for the Bank (a) to fail to incur expenses reasonably deemed significant by the Bank to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Borrowers, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including any warranties of title, (k) to purchase insurance or credit enhancements to insure the Bank against risks of loss, collection or disposition of Collateral or to provide to the Bank a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Bank in the collection or disposition of any of the Collateral. The Borrowers acknowledge that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by the Bank would not be commercially unreasonable in the Bank’s exercise of remedies against the Collateral and that other actions or omissions by the Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to the Borrowers or to impose any duties on the Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

12.4. UCC and Offset Rights. The Bank may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Bank, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys’ and paralegals’ fees, and in such order of application as the Bank may, from time to time, elect, any indebtedness of the Bank to any Obligor, however created or arising, including balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Bank. The Borrowers, on behalf of themselves and each Obligor, hereby waive the benefit of any law that would otherwise restrict or limit the Bank in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Bank to any Obligor.

12.5. Additional Remedies. The Bank shall have the right and power to:

(a) instruct the Borrowers, at their own expense, to notify any parties obligated on any of the Collateral, including any Account Debtors, to make payment directly to the Bank of any amounts due or to become due thereunder, or the Bank may directly notify such obligors of the security interest of the Bank, and/or of the assignment to the Bank of the Collateral and direct such obligors to make payment to the Bank of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

(b) enforce collection of any of the Collateral, including any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c) take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d) modify any obligation of any nature of any other Obligor with respect to any Note or any of the Obligations;

(e) grant releases, compromises or indulgences with respect to any Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other Obligor with respect to any Note or any of the Obligations;

(f) transfer the whole or any part of securities which may constitute Collateral into the name of the Bank or the Bank’s nominee without disclosing, if the Bank so desires, that such securities so transferred are subject to the security interest of the Bank, and any corporation, association, or any of the managers or trustees of any trust issuing any of such securities, or any transfer agent, shall not be bound to inquire, in the event that the Bank or such nominee makes any further transfer of such securities, or any portion thereof, as to whether the Bank or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g) vote the Collateral;

(h) make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Bank as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrowers hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Bank’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrowers, any of the Guarantors or any other Obligor liable to the Bank for the Obligations; and

(i) at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Bank’s rights hereunder, under any Note or under any of the other Obligations.

The Borrowers hereby ratify and confirm whatever the Bank may do with respect to the Collateral and agrees that the Bank shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral.

12.6. Attorney-in-Fact. The Borrowers hereby irrevocably make, constitute and appoint the Bank (and any officer of the Bank or any Person designated by the Bank for that purpose) as the Borrowers’ true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrowers’ name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Agreement, (ii) execute such financing statements and other documents and to do such other acts as the Bank may require to perfect and preserve the Bank’s security interest in, and to enforce such interests in the Collateral, and (iii) carry out any remedy provided for in this Agreement, including endorsing the Borrowers’ names to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the addresses of the Borrowers, changing the addresses of the Borrowers to that of the Bank, opening all envelopes addressed to the Borrowers and applying any payments contained therein to the Obligations. The Borrowers hereby acknowledge that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. The Borrowers hereby ratify and confirm all that such attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

12.7. No Marshaling. The Bank shall not be required to marshal any present or future collateral security (including this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, the Borrowers hereby agree that they will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrowers hereby irrevocably waive the benefits of all such laws.

12.8. Application of Proceeds. The Bank will within three (3) Business Days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. The Bank shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrowers. Any proceeds of any disposition by the Bank of all or any part of the Collateral may be first applied by the Bank to the payment of expenses incurred by the Bank in connection with the Collateral, including reasonable attorneys’ fees and legal expenses as provided for in Section 13 hereof.

12.9. No Waiver. No Event of Default shall be waived by the Bank except in writing. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Bank to exercise any remedy available to the Bank in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. The Borrowers agree that in the event that the Borrowers fail to perform, observe or discharge any of their Obligations or liabilities under this Agreement or any other agreements with the Bank, no remedy of law will provide adequate relief to the Bank, and further agrees that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

12.10. Letters of Credit. With respect to all Letters of Credit for which presentment for honor shall not have occurred at the time of an acceleration pursuant to this Section 12, the Borrowers shall at such time deposit in a cash collateral account opened by the Bank an amount equal to the Letter of Credit Obligations then outstanding. Amounts held in such cash collateral account shall be applied by the Bank to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the Obligations, in such order of application as the Bank may, in its sole discretion, from time to time elect. After all such Letters of Credit shall have expired or been fully drawn upon, all commitments to make Loans hereunder have terminated and all other Obligations have been indefeasibly satisfied and paid in full in cash, the balance, if any, in such cash collateral account shall be returned to the Borrowers or such other Person as may be lawfully entitled thereto.

Section 13. MISCELLANEOUS.

13.1. Obligations Absolute. None of the following shall affect the Obligations of any of the Borrowers to the Bank under this Agreement or the Bank’s rights with respect to the Collateral:

(a) acceptance or retention by the Bank of other property or any interest in property as security for the Obligations;

(b) release by the Bank of any Borrower, any of the Guarantors or of all or any part of the Collateral or of any party liable with respect to the Obligations;

(c) extension, renewal, modification or substitution by the Bank of any Note, or any note evidencing any of the Obligations, or the compromise of the liability of any of the Guarantors of the Obligations; or

(d) failure of the Bank to resort to any other security or to pursue the Borrowers or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

13.2. Entire Agreement. This Agreement and the other Loan Documents (i) are valid, binding and enforceable against the Borrowers and the Bank in accordance with their respective provisions and no conditions exist as to their legal effectiveness; (ii) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof; and (iii) are the final expression of the intentions of the Borrowers and the Bank. No promises, either expressed or implied, exist between the Borrowers and the Bank, unless contained herein or therein. This Agreement, together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents are the result of negotiations among the Bank, the Borrowers and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against the Bank merely because of the Bank’s involvement in their preparation.

13.3. Amendments; Waivers. No delay on the part of the Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Bank, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.4. WAIVER OF DEFENSES. THE BORROWERS, ON BEHALF OF THEMSELVES AND ANY GUARANTORS OF THE OBLIGATIONS, WAIVE EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH ANY OF THE BORROWERS OR ANY GUARANTOR MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE BANK IN ENFORCING THIS AGREEMENT. PROVIDED THE BANK ACTS IN GOOD FAITH, THE BORROWERS RATIFY AND CONFIRM WHATEVER THE BANK MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWERS.

13.5. FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE BANK FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWERS FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13.6. WAIVER OF JURY TRIAL. THE BANK AND THE BORROWERS, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND ANY OF THE BORROWERS ARE ADVERSE PARTIES, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWERS.

13.7. Assignability. The Bank may at any time assign the Bank’s rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof and transfer the Bank’s rights in any or all of the Collateral, and the Bank thereafter shall be relieved from all liability with respect to such Collateral. In addition, the Bank may at any time sell one or more participations in the Loans. The Borrowers may not sell or assign this Agreement, or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank. This Agreement shall be binding upon the Bank and the Borrowers and their respective legal representatives and successors. All references herein to the Borrowers shall be deemed to include any successors, whether immediate or remote.

13.8. Confirmations. The Borrowers and the Bank agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans then outstanding under such Note.

13.9. Confidentiality. The Bank agrees to use commercially reasonable efforts (equivalent to the efforts the Bank applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to it by the Borrowers, including all information designated as confidential, except that the Bank may disclose such information (a) to Persons employed or engaged by the Bank in evaluating, approving, structuring or administering the Loans who agree to comply with the covenant set forth in this Section 13.9; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 13.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Bank to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Bank’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Bank is a party; (f) to any nationally recognized rating agency that requires access to information about the Bank’s investment portfolio in connection with ratings issued with respect to the Bank; (g) to any Affiliate of the Bank who may provide Bank Products to the Borrowers or any Affiliate of any of the Borrowers, or (h) that ceases to be confidential through no fault of the Bank.

13.10. Binding Effect. This Agreement shall become effective upon execution by the Borrowers and the Bank. If this Agreement is not dated or contains any blanks when executed by the Borrowers, the Bank is hereby authorized, without notice to the Borrowers, to date this Agreement as of the date when it was executed by the Borrowers, and to complete any such blanks according to the terms upon which this Agreement is executed.

13.11. Governing Law. This Agreement, the Loan Documents and any Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Illinois (but giving effect to federal laws applicable to national banks) applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

13.12. Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.13. Survival of Borrowers’ Representations. All covenants, agreements, representations and warranties made by the Borrowers herein shall, notwithstanding any investigation by the Bank, be deemed material and relied upon by the Bank and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of any Note, and shall be deemed to be continuing representations and warranties until such time as the Borrowers have fulfilled all of its Obligations to the Bank, and the Bank has been indefeasibly paid in full in cash. The Bank, in extending financial accommodations to the Borrowers, is expressly acting and relying on the aforesaid representations and warranties.

13.14. Extensions of Bank’s Commitment. This Agreement shall secure and govern the terms of (i) any extensions or renewals of the Bank’s commitment hereunder, and (ii) any replacement note executed by the Borrowers and accepted by the Bank in its sole and absolute discretion in substitution for any Note.

13.15. Time of Essence. Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by the Borrowers of each covenant, agreement, provision and term of this Agreement.

13.16. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Bank shall deemed to be originals thereof.

13.17. Notices. Except as otherwise provided herein, the Borrowers waive all notices and demands in connection with the enforcement of the Bank’s rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing and addressed as follows:

To the Borrowers:
Smithway Motor Xpress, Inc.
2031 Quail Avenue
Fort Dodge, Iowa 50501
Attention: Mr. G. Larry Owens

East West Motor Express, Inc.
1170 JB Drive
Black Hawk, South Dakota 57718
Attention: Mr. G. Larry Owens

With a copy to:
Faegre & Benson, LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Bruce M. Engler, Esq.

To the Lender:
LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois 60603
Attention: Surface Transportation

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. All notices addressed as above shall be deemed to have been properly given (i) if served in person, upon acceptance or refusal of delivery; (ii) if mailed by certified or registered mail, return receipt requested, postage prepaid, on the third (3rd) day following the day such notice is deposited in any post office station or letter box; or (iii) if sent by recognized overnight courier, on the first (1st) day following the day such notice is delivered to such carrier. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

13.18. Release of Claims Against Bank. In consideration of the Bank making the Loans, the Borrowers, on behalf of themselves and all other Obligors do each hereby release and discharge the Bank of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which any Obligor may have against the Bank from the date of their respective first contact with the Bank until the date of this Loan Agreement, including any claim arising from any reports (environmental reports, surveys, appraisals, etc.) prepared by any parties hired or recommended by the Bank. The Borrowers and all other Obligors confirm to Bank that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Agreement and the Loan Documents and do each acknowledge and agree that the Bank is relying upon this release in extending the Loans to the Borrowers.

13.19. Costs, Fees and Expenses. The Borrowers shall jointly and severally pay or reimburse the Bank for all reasonable costs, fees and expenses incurred by the Bank or for which the Bank becomes obligated in connection with the negotiation, preparation, consummation, collection of the Obligations or enforcement of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including reasonable consultants’ fees and attorneys’ fees and time charges of counsel to the Bank, which shall also include attorneys’ fees and time charges of attorneys who may be employees of the Bank or any Affiliate of the Bank, plus costs and expenses of such attorneys or of the Bank; search fees, costs and expenses; and all taxes payable in connection with this Agreement or the other Loan Documents, whether or not the transaction contemplated hereby shall be consummated. In furtherance of the foregoing, the Borrowers shall jointly and severally pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Agreement, any Note and the other Loan Documents to be delivered hereunder, and agrees to save and hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses. That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrowers to the Bank pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be jointly and severally payable by the Borrowers to the Bank on demand. If at any time or times hereafter the Bank: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent the Bank in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Bank, the Borrowers, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or the Borrowers’ business or affairs, or (iii) to enforce any rights of the Bank against the Borrowers or any other Person that may be obligated to the Bank by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral; and/or (c) attempts to or enforces any of the Bank’s rights or remedies under the Agreement or the other Loan Documents, the costs and expenses incurred by the Bank in any manner or way with respect to the foregoing, shall be part of the Obligations, jointly and severally payable by the Borrowers to the Bank on demand.

13.20. Indemnification. The Borrowers agree to jointly and severally defend (with counsel satisfactory to the Bank), protect, indemnify, exonerate and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of any Indemnified Party), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including securities laws, Environmental Laws, commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of the Bank’s rights and remedies under this Agreement, the Loan Documents, any Note, any other instruments and documents delivered hereunder, or under any other agreement between any of the Borrowers and the Bank; provided, however, that the Borrowers shall not have any obligations hereunder to any Indemnified Party with respect to matters determined by a court of competent jurisdiction by final and nonappealable judgment to have been caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrowers shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrowers, shall be added to the Obligations of the Borrowers and be secured by the Collateral. The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

13.21. Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Obligor or the transfer to the Bank of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Bank is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Bank is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Bank, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

13.22. Customer Identification — USA Patriot Act Notice. The Bank hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Bank’s policies and practices, the Bank is required to obtain, verify and record certain information and documentation that identifies the Borrowers, which information includes the names and addresses of the Borrowers and such other information that will allow the Bank to identify the Borrowers in accordance with the Act.

13.23. Continuing Indebtedness. This Agreement amends and restates the Original Loan Agreement, and the Revolving Note constitutes a renewal and restatement of, and a replacement and substitution for, the Existing Revolving Note. The indebtedness evidenced by the Existing Revolving Note is continuing indebtedness evidenced by the Revolving Note, and nothing herein shall be deemed to constitute a payment, settlement or novation of the Existing Revolving Note, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Bank against any collateral therefor or any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

IN WITNESS WHEREOF, the Borrowers and the Bank have executed this Loan and Security Agreement as of the date first above written.

SMITHWAY MOTOR XPRESS, INC.,
an Iowa corporation

By:	/s/ G. Larry Owens

Name: Title:	G. Larry Owens President

EAST WEST MOTOR EXPRESS, INC.,
a South Dakota corporation

By:	/s/ G. Larry Owens

Name: Title:	G. Larry Owens President

Agreed and accepted:

LASALLE BANK NATIONAL ASSOCIATION,
a national banking association

By:	/s/ Hollis Griffin

Name: Title:	Hollis Griffin First Vice President